EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Pete Buzy Chief Financial Officer (410) 740-0081

MARTEK ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

REVENUES OF $35.6 MILLION; EARNINGS OF $3.4 MILLION

COLUMBIA, MD — March 10, 2004: Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for its first fiscal quarter of 2004 (1st Qtr 04), which ended January 31, 2004. For the 1st Qtr 04 revenues of $35.6 million were achieved, up from $20.5 million for the 1st Qtr 03. For the 1st Qtr 04, Martek earned net income of $3.4 million, or $0.11 per diluted share, compared to net income of $2.1 million or $0.08 per diluted share in the 1st Qtr 03.

“The numbers came in as expected and reflect last September’s Italian power outage. Otherwise, everything is going into place for an expected good year,” stated Henry “Pete” Linsert, Jr., Chief Executive Officer of Martek.

1st Qtr 2004 Consolidated Financial Results

Total revenues for the 1st Qtr 04 were $35.6 million, an increase of $15.0 million or 73% over the 1st Qtr 03. A significant portion of this increase is due to higher sales of nutritional product to the Company’s infant formula licensees (For a history of the Company’s nutritional products sales by quarter see the chart at (http://www.martekbio.com/images/corporatePages/P2AQ9.gif). Nutritional product sales for the 1st Qtr 04 totaling $31.7 million, decreased by approximately $4.2 million on a sequential quarter basis primarily due to the previously disclosed nationwide power failure in Italy in late September 2003, which affected the production of arachidonic acid (ARA) by Martek’s third party manufacturer. Approximately 90% of Martek’s 1st quarter nutritional product sales were generated from sales of docosahexaenoic acid (DHA) and ARA to four of the Company’s infant formula licensees: Mead Johnson, Wyeth, Abbott Laboratories and Nestle. Supplemented term infant formulas manufactured by three of these companies were introduced in the U.S. in 2002, and Nestle launched a supplemented formula in the U.S. in 2003. Supplemented term formulas are now collectively being marketed by these four companies in over 30 countries around the world. Included in Martek’s 1st quarter revenues was $3.3 million related to contract manufacturing revenues generated by the former FermPro business in Kingstree, SC, which was acquired in September 2003.

During the quarter, the Company made a decision that customer demand requirements would be met to the fullest extent possible despite the potential negative effects on gross profit margin caused by production inefficiencies or high freight costs. As such, gross profit margin decreased to 38% during the 1st Qtr 04, down from 40% for the same period in 03. Gross profit margin was impacted by higher ARA costs from DSM Food Specialties B.V. (DSM), Martek’s third party manufacturer of ARA oil in Capua, Italy due to the nationwide power outage noted above, as well as DSM’s use of certain less efficient fermenters to make ARA. These increased production costs were partially offset by approximately $1 million of insurance proceeds that the Company received related to the power outage. Furthermore, to meet demand during the quarter, the Company used air freight for ARA delivery which also resulted in higher product costs. DSM is expected to begin ARA production in the U.S. in the Spring of 2004, which should improve gross profit margins beginning in the 3rd Qtr 04 and mitigate factors that could impact the production at any one plant. Gross profit margin for the 1st Qtr 04 compared to the 1st Qtr 03 also includes $3.3 million of lower margin contract manufacturing revenues related to the former FermPro business.

Research and development expenses increased by $1.0 million or 35% in the 1st Qtr 04 compared to the 1st Qtr 03. This increase was primarily the result of additional researchers hired and development work performed to improve production efficiencies and evaluate new processes as well as costs incurred in the development of DHA products for the food and beverage industry and the commencement of work on certain collaborative agreements.

Selling, general and administrative expenses increased by $2.3 million or 61% during the 1st Qtr 04 over the 1st Qtr 03, primarily due to the hiring of additional personnel, increases in legal fees and insurance and the addition of costs related to the Company’s new Kingstree facility, acquired from FermPro in the 4th Qtr 03.

Other operating expenses of $450,000 were incurred in the 1st Qtr 04. This amount consisted of start-up costs relating to the expansion of DHA production underway at the Kingstree facility and costs related to production trials of DHA for use in food and beverage products.

Net income of $3.4 million, or $0.11 per share on a diluted basis, was realized in the 1st Qtr 04, compared to net income of $2.1 million, or $0.08 per share for the 1st Qtr 03.

The Company used cash flow from operations of $7.7 million in the 1st Qtr 04. This use of cash was the result of an increase in DHA inventory due to production improvements by the Company. This additional DHA inventory could not be blended with ARA for sales to infant formula manufacturers because of the ARA shortage noted above. In addition, the ARA shortage caused a significant portion of the 1st Qtr 04 product sales to occur in January 2004 thereby creating an increase in accounts receivable from year end. Capital expenditures for the quarter were $56.0 million, the majority of which were related to equipment purchased for the expansion underway at the newly acquired Kingstree facility to increase output of the Company’s nutritional oils. The Company generated cash flow from financing activities of $33.2 million primarily due to borrowings under the Company’s revolving credit facility and proceeds from the exercise of stock options. At the end of the quarter, Martek had approximately $64.6 million in cash, cash equivalents and short-term investments, a decrease of $32.4 million from October 31, 2003.

Recent Highlights

Recent events impacting Martek include:

•	Expansion of production facilities — Martek has initiated an extensive expansion at its recently acquired Kingstree location for the fermentation and processing of the Company’s nutritional oils. This expansion is expected to cost $150 — $160 million when complete. The estimated total project cost has recently increased by approximately $20 million due to accelerated timing and a revised scope to allow for expanded throughput of downstream processing. The first phase of the expansion is expected to begin production in mid fiscal 2004 and once all phases are complete, Martek’s production capacity should more than triple over the next 12-18 months.

•	New Credit Facility —During the quarter, the Company entered into a new $85 million revolving credit facility, replacing its $10 million revolving line of credit. Funds borrowed under the new credit facility are secured by inventory and receivables and the Company has agreed not to encumber its other assets, except for certain permitted liens. The new credit facility is scheduled to expire on February 1, 2007. The Company plans to use the proceeds from any borrowings under the credit facility to finance the expansion of Martek’s manufacturing capacity.

•	Sale of Remaining Shares in Shelf Registration Statement — The Company offered and sold approximately 177,000 shares of its common stock in an underwritten public offering. Net proceeds to the Company of approximately $11.2 million were generated from the offering and received by the Company subsequent to the end of the first quarter. These proceeds are expected to assist in financing the expansion of Martek’s manufacturing capacity as well as be used for general corporate purposes.

•	Favorable FDA Review — The Food and Drug Administration completed a favorable review of the Company’s generally recognized as safe (GRAS) notification for use of the former OmegaTech DHA in food applications. The agency has issued a letter informing the Company that the FDA has no questions regarding the Company’s notification that the Martek DHA under review is safe for use in food products. The FDA review was not required but was undertaken by Martek because it believes the extra review provides further indication of future food safety.

Investor Conference Call Webcast

Investors may listen to Martek’s senior management discuss the Company’s quarterly earnings and other current business issues on Wednesday, March 10, 2004 at 4:45 p.m. EST by accessing Martek’s website at www.martekbio.com, selecting the “Investors” tab, choosing “Live Webcast” and following the related instructions.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) expectations regarding future revenue growth, product introductions, growth in nutritional product sales, production expansion, margin and productivity improvements, applications and potential collaborations; (2) expectations regarding sales to infant formula licensees; (3) expectations regarding future efficiencies in manufacturing processes and the costs of production of nutritional oils and purchase of third-party manufactured oils; (4) expectations regarding future research and development costs; and (5) expectations regarding production capacity and the cost of expansion. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth above and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to our Form 10-K for the fiscal year ended October 31, 2003 and other filed reports on Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except share and per share data)

Consolidated Statements of Operations Data

	Three months ended January 31,

	2004	2003

Revenues:
Product sales:
Nutritional product sales	$31,709	$20,209
Other product sales	396	289

Total product sales	32,105	20,498
Contract manufacturing sales	3,344	—
Other revenues	126	47

Total revenues	35,575	20,545

Costs and expenses:
Cost of product sales	19,525	12,342
Cost of contract manufacturing sales	2,709	—
Research and development	3,759	2,787
Selling, general and administrative	6,035	3,742
Restructuring charge	—	(250)
Other operating expenses	450	—

Total costs and expenses	32,478	18,621

Income from operations	3,097	1,924
Other income, net	284	137

Income before taxes	3,381	2,061
Income tax expense	30	—

Net income	$3,351	$2,061

Basic earnings per share	$0.12	$0.09

Diluted earnings per share	$0.11	$0.08

Shares used in computing basic earnings per share	28,330,649	23,368,266
Shares used in computing diluted earnings per share	30,898,912	24,662,609

Consolidated Balance Sheets Data

	January 31,	October 31,
	2004	2003

		(Audited)
Assets:
Cash, cash equivalents and short-term investments	$64,583	$96,971
Other current assets	49,316	41,373
Property, plant and equipment, net	142,946	88,314
Goodwill and identifiable intangible assets, net	68,742	68,652
Other assets	643	213

Total assets	$326,230	$295,523

Liabilities and stockholders’ equity:
Current liabilities	$24,268	$32,126
Non-current liabilities	39,114	19,433
Stockholders’ equity	262,848	243,964

Total liabilities and stockholders’ equity	$326,230	$295,523

Consolidated Cash Flows Data

	Three months ended January 31,

	2004	2003

Operating activities:
Net income	$3,351	$2,061
Non-cash items	1,725	1,060
Changes in operating assets and liabilities	(12,817)	(463)

Net cash (used in) provided by operating activities	(7,741)	2,658

Investing activities:
Net sales of short-term investments and marketable securities	40,936	2,000
Purchase of property, plant and equipment	(55,991)	(6,370)

Capitalization of intangible assets and other	(1,874)	(200)

Net cash used in investing activities	(16,929)	(4,570)

Financing activities:
Repayment of notes payable and other	(2,315)	(45)
Borrowings under revolving credit facility	20,000	—
Proceeds from the exercise of warrants and options	15,533	2,618

Net cash provided by financing activities	33,218	2,573

Net increase in cash and cash equivalents	8,548	661
Cash and cash equivalents at beginning of period	29,924	20,419

Cash and cash equivalents at end of period	$38,472	$21,080